Exhibit 99.2

FORMER MICROSEMI PRESIDENT AND COO PAUL PICKLE TO JOIN LANTRONIX AS PRESIDENT AND CEO

Irvine, CA – March 25, 2019 – Lantronix, Inc. (the “Company”) (NASDAQ: LTRX), a global provider of secure data access and management solutions for the industrial Internet of Things (IoT), today announced that Paul Pickle, 48, will be joining Lantronix as president and chief executive officer of the company, effective April 22, 2019. Pickle will also join the company’s board of directors.

“We are pleased to have a proven successful leader of Paul’s caliber joining Lantronix,” said Bernhard Bruscha, chairman of Lantronix’s board of directors. “The board is confident that Paul’s deep operational skills and extensive corporate development experience will make him a great addition to the leadership team at Lantronix as it continues to execute on the company’s organic and inorganic strategies.”

“Over the last few years, Lantronix has returned to growth and profitability, and its innovative technology is being widely recognized by the industry. Lantronix has a reputation for developing leading-edge solutions to address the secure connectivity and management requirements that most organizations face in a connected world,” said Pickle. “I am extremely excited to have the opportunity to work with a very talented group of Lantronix employees in building upon this foundation and enhancing long-term shareholder value by leading the company in its next phase of growth.”

Most recently, Pickle served as president and chief operating officer of Microsemi Corporation, a leading provider of semiconductor and system solutions, from November 2013 until Microsemi was acquired by Microchip Technology Inc. in May 2018 for $10.3 billion. Prior to his position as president and chief operating officer, he served Microsemi as executive vice president, leading business operations of the company’s Integrated Circuits group, where he played an integral role in the planning, developing, and execution of Microsemi’s leading edge IC solutions for communications, industrial, aerospace, and defense/security markets. Additionally, Pickle played a significant role in the successful expansion of Microsemi’s product portfolio, system and software solutions in the communications segment.

During Pickle’s tenure at Microsemi that started in 2000, he held positions of increasing responsibility including corporate vice president of Field Applications Engineering, where he developed a world class team of technical field engineers to meet Microsemi’s market expansion needs on a worldwide basis, as well as, other senior positions in both sales and marketing/product development, including running Microsemi’s Analog and Mixed-Signal team as well as the Integrated Circuit Group.

The Company will grant Mr. Pickle inducement awards consisting of 250,000 restricted share units (RSUs) and 500,000 stock options in connection with the commencement of his employment. The RSUs shall vest according to the following schedule: 62,500 of the RSUs shall vest on June 1, 2020, and the remaining RSUs shall vest ratably each quarter thereafter for a period of 3 years. The options shall vest according to the following schedule: 250,000 of the options shall vest one year from date of grant (the date Mr. Pickle starts with the Company) the next 100,000 options will vest 1/24th per month over the following 24 months, and the remaining 150,000 options shall vest 1/12th each month thereafter for a period of 12 months. The exercise price for the inducement stock options will be the fair market value of the Company’ stock on the grant date. The inducement RSUs and options will be issued as employment inducement awards in accordance with NASDAQ Listing Rule 5635(c)(4).

About Lantronix

Lantronix, Inc. is a global provider of secure data access and management solutions for Internet of Things (IoT) assets. Our mission is to be the leading supplier of IoT solutions that enable companies to dramatically simplify the creation, deployment, and management of IoT projects while providing secure access to data for applications and people.

With more than two decades of experience in creating robust machine to machine (M2M) technologies, Lantronix is an innovator in enabling our customers to build new business models and realize the possibilities of the Internet of Things. Our connectivity solutions are deployed inside millions of machines serving a wide range of industries, including industrial, medical, security, transportation, retail, financial, environmental and government.

Lantronix is headquartered in Irvine, California. For more information, visit www.lantronix.com.

Learn more at the Lantronix blog, www.lantronix.com/blog, featuring industry discussion and updates. To follow Lantronix on Twitter, please visit www.twitter.com/Lantronix. View our video library on YouTube at www.youtube.com/user/LantronixInc or connect with us on LinkedIn at www.linkedin.com/company/lantronix.

Lantronix Media, Analyst, and Investor Contact:

Shahram Mehraban

VP, Marketing

media@lantronix.com

investors@lantronix.com
949-453-7175

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